Exhibit (a)(5)(B)

XPO LOGISTICS EXTENDS TENDER OFFER TO ACQUIRE CON-WAY

GREENWICH, Conn. – October 13, 2015 – XPO Logistics, Inc. (“XPO” or the “company”) (NYSE: XPO) today announced that it has extended its previously announced tender offer to purchase all of the outstanding shares of common stock of Con-way Inc. (“Con-way”) (NYSE: CNW) for $47.60 per share in cash (the “Offer”). The Offer will now expire immediately after 11:59 p.m., New York City time, on October 16, 2015, unless it is further extended. All other terms and conditions of the Offer remain unchanged.

The Offer has been extended to allow additional time for the satisfaction of the Antitrust Condition, as defined in the Offer to Purchase, dated September 15, 2015, as amended (the “Offer to Purchase”), and specifically to receive the approval of the Offer and the merger from the Mexican Federal Commission on Economic Competition. As previously disclosed, the mandatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has been terminated, and the Offer has been cleared unconditionally under the Dutch Competition Act of 22 May 1997, as amended.

The completion of the Offer remains subject to certain other customary terms and conditions set forth in the Offer to Purchase and other related materials by which the Offer is being made.

Computershare Trust Company, N.A., the depositary for the Offer, has advised XPO that as of the close of business, New York City time, on October 13, 2015, approximately 35,135,391 shares of common stock of Con-way have been validly tendered and not properly withdrawn pursuant to the Offer, representing approximately 61.8% of Con-way’s outstanding shares. Shareholders who have already tendered their shares of common stock of Con-way do not have to re-tender their shares or take any other action as a result of the extension of the Offer.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) is a top ten global provider of cutting-edge supply chain solutions to the most successful companies in the world. The company provides high-value-add services for truck brokerage and transportation, last mile logistics, intermodal, contract logistics, ground and air expedite, drayage, global forwarding and managed transportation. XPO serves more than 30,000 customers with a highly integrated network of over 54,000 employees and 887 locations in 27 countries. www.xpo.com

XPO’s corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. The company holds an 86.25% controlling interest in Norbert Dentressangle SA. The remaining ND stock is traded as GND on Euronext Paris / Euronext London — Isin FR0000052870. www.norbert-dentressangle.com

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO filed by XPO with the Securities and Exchange Commission (the “SEC”) on September 15, 2015. Con-way filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer on September 22, 2015. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT, INCLUDING IN EACH CASE ANY AMENDMENTS OR SUPPLEMENTS THERETO, CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF CON-WAY COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF CON-WAY COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, are being made available to all holders of shares of Con-way common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available at no charge on the SEC’s website at www.sec.gov. The tender offer materials and the Solicitation/Recommendation Statement may also be obtained at no charge by contacting Innisfree M&A Incorporated, the information agent for the tender offer, toll-free at (877) 717-3898.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning XPO, Con-way, the proposed transaction and other matters. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,”

“guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include those discussed in XPO’s filings with the SEC and the following: economic conditions generally; competition; XPO’s ability to find suitable acquisition candidates and execute its acquisition strategy; the expected impact of the Con-way acquisition and the related financing, including the expected impact on XPO’s results of operations; the ability to obtain the requisite regulatory approvals; XPO’s ability to successfully complete the contemplated tender offer and subsequent merger; the ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to Con-way and other acquired companies; XPO’s ability to raise debt and equity capital; XPO’s ability to attract and retain key employees to execute its growth strategy, including retention of Con-way’s key employees; litigation, including litigation related to alleged misclassification of independent contractors; the ability to develop and implement a suitable information technology system; the ability to maintain positive relationships with XPO’s and Con-way’s networks of third-party transportation providers; the ability to retain XPO’s, Con-way’s and other acquired companies’ largest customers; rail and other network changes; weather and other service disruptions; and governmental regulation. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO, Con-way or their respective businesses or operations. Forward-looking statements set forth in this press release speak only as of the date hereof, and neither XPO nor Con-way undertakes any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.

Contacts

For investor questions:

XPO Logistics, Inc.

Tavio Headley, 1-203-930-1602

tavio.headley@xpo.com

For media questions:

Brunswick Group for XPO Logistics

Gemma Hart, 1-212-333-3810